EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Benchmark Electronics, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (No.33-61660, No. 333-26805, No.333-28997 , No.333-66889 and No. 333-76207)
of Benchmark Electronics, Inc. of our report dated February 8, 2000, related to the consolidated balance sheets of Benchmark Electronics, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report is incorporated by reference in the December 31, 1999 annual report on Form 10-K of Benchmark Electronics, Inc.


KPMG LLP


Houston, Texas
March 30 , 2000